Exhibit 99.(n)(3)

CONSENT OF CHATSWORTH SECURITIES LLC

We hereby consent to the reference to our Firm under the headings “Prospectus Summary — Purposes of the Offer” and “Purposes of the Offer” in the prospectus of Credit Suisse High Yield Bond Fund filed as part of its Registration Statement on Form N-2 (File No. 333-168531).

/s/ Chatsworth Securities LLC
Chatsworth Securities LLC

Greenwich, Connecticut

September 2, 2010